June 2, 2005



Kronos Advanced Technologies, Inc.
464 Common Street, Suite 301
Belmont, Massachusetts  02478

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form SB-2 (File No. 333-124167)(the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 164,848,371 shares of common stock, par value $0.001 per share, of Kronos Advanced Technologies, Inc., a Nevada corporation (the "Company"). The Registration Statement includes for registration 156,985,871 shares of common stock subject to issuance under a Standby Equity Distribution Agreement (the "SEDA Shares"), 5,000,000 shares of common stock previously issued to Cornell Capital Partners in a private placement (the "Cornell Placement Shares"), 2,800,000 shares of common stock previously issued to a group of accredited investors in a private placement (the "Investors Placement Shares"), and 62,500 shares of common stock issued as a placement agent fee (the "Placement Agent Shares"). The SEDA Shares, the Cornell Placement Shares, the Investors Placement Shares, and the Placement Agent Shares shall be referred to collectively as the "Shares".

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, that the Company will have sufficient authorized shares of common stock available at the time any SEDA Shares are to be issued, and have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions

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Kronos Advanced Technologies, Inc.
June 2, 2005
Page 2


         This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

         Based upon and subject to the foregoing, it is our opinion that the SEDA Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Cornell Placement Shares, the Investors Placement Shares and the Placement Agent Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations under such act.

                                                    Very truly yours,



                                                    Burton, Bartlett & Glogovac